Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

AMEDICA CORPORATION

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Amedica Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is Amedica Corporation.

1. The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was December 10, 1996 under the name Amedica Corp. A Restated Certificate of Incorporation of the Corporation was filed on October 25, 2004 (the “Base Restated Certificate”), and said Base Restated Certificate was amended by (a) a Certificate of Designation for Series C Convertible Preferred Stock filed on February 24, 2006, (b) a Certificate of Designation for Series D Convertible Preferred Stock filed on April 16, 2007, (c) Certificates of Amendment respectively filed on July 26, 2007 and November 1, 2007, (d) a Certificate of Increase of Series D Convertible Preferred Stock filed on December 21, 2007, (e) a Certificate of Amendment filed on March 1, 2010, (f) a Certificate of Designation for Series E Convertible Preferred Stock filed March 19, 2010, (g) Certificates of Designation of Series A-1 Convertible Preferred Stock, Series B-1 Convertible Preferred Stock, Series C-1 Convertible Preferred Stock and Series D-1 Convertible Preferred Stock filed on March 19, 2010, (h) a Certificate of Amendment filed on March 19, 2010, (i) a Certificate of Increase of Series D-1 Convertible Preferred Stock filed on March 24, 2010, (j) a Certificate of Decrease of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock filed on March 25, 2010, (k) a Certificate of Increase of Series E Convertible Preferred Stock filed on September 20, 2010, (l) a Certificate of Increase of Series C Convertible Preferred Stock filed May 10, 2012, (m) a Certificate of Increase of Series D Convertible Preferred Stock and a Certificate of Decrease of Series E Convertible Preferred Stock, each filed on December 14, 2012, (n) a Certificate of Designation of Series F Convertible Preferred Stock filed on December 14, 2012, (o) a Certificate of Amendment filed on August 27, 2013, (p) a Certificate of Increase of Series F Convertible Preferred Stock filed on August 27, 2013, (q) a Certificate of Amendment filed on February 10, 2014, (r) a Certificate of Amendment filed on February 10, 2014 and (s) a Certificate of Amendment filed on February 10, 2014.

3. The Base Restated Certificate, is hereby amended by deleting the second and third sentences of Article FOURTH thereof and inserting the following new paragraph immediately following the first sentence of Article FOURTH thereof:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation, every 25.7746 issued and outstanding shares of Common Stock of the Corporation shall be changed, combined and reclassified into 1.0000 whole share of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation; provided, however, that in lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the fair value of one share of Common Stock as determined by the Board of Directors of the Corporation multiplied by such fraction.

4. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

5. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 11th day of February, 2014.

AMEDICA CORPORATION

By:	/s/ Kevin J. Ontiveros
Kevin J. Ontiveros, Secretary